Exhibit 5.1

May 10, 2010

DURECT Corporation

2 Results Way

Cupertino, CA 95014

Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by DURECT Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on May 10, 2010, relating to the registration under the Securities Act of 1933, as amended, of a total of 2,475,000 shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the DURECT Corporation 2000 Stock Plan and DURECT Corporation 2000 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with registration of the Shares.

It is our opinion that the Shares when issued and sold in the manner described in the Registration Statement and the related Prospectus will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and in any amendment thereto.

Very truly yours,

Morrison & Foerster LLP

/s/ Morrison & Foerster LLP